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EXHIBIT 99.1
PRESS RELEASE

Friday May 25, 2001

NE RESTAURANT COMPANY, INC. COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING SENIOR NOTES


       MAYNARD, MASSACHUSETTS. NE Restaurant Company, Inc. (NERCO), the owner and operator of Bertucci's Brick Oven Pizzeria restaurants, announced today that it has commenced a tender offer and consent solicitation for up to $43 Million of its outstanding $100 Million 10 3/4% Senior Notes due July 15, 2008 (the "Notes"). The source of the consideration for the tender offer and consent is a portion of the net proceeds received from the sale of forty Chili's Grill & Bar and seven On The Border Mexican Grill & Cantina restaurants to Brinker International, Inc. in April 2001.

       The tender offer and the consent solicitation are subject to the terms and conditions in the Offer to Purchase and Consent Solicitation Statement dated May 25, 2001. The expiration date of the tender offer is 5:00 p.m., New York City time on June 26, 2001, unless extended by NERCO. The consent solicitation deadline is expected to be 5:00 p.m., New York City time on June 13, 2001, subject to extension.

       The total consideration offered in the tender offer and the consent solicitation is $705 per $1,000 principal amount of the Notes. By means of the consent solicitation, NERCO is seeking consents from the registered holders of the Notes ("Holders") to a proposed amendment to the Indenture relating to such Notes. Holders will not be required to tender their Notes in order to consent to the proposed amendment, but Holders will be required to consent to the proposed amendment in order to tender. If all the conditions to the consent solicitation are satisfied, Holders who deliver consents on or prior to the consent solicitation deadline will receive a consent payment of $5 per $1,000 principal amount of the Notes held by such Holder. The total consideration for a valid tender and consent includes the $5 consent payment. Holders who tender their Notes after the consent solicitation deadline will receive the total consideration minus the consent payment.

       If the consent solicitation is successful and the tender offer is fully accepted, NERCO's annual net interest expense will be reduced approximately $4.6 Million, and its total debt outstanding will be reduced approximately 43% to $57.0 Million.

       The tender offer and consent solicitation are subject to certain conditions, which may be waived by the Company. The Company reserves the right to withdraw or modify the terms of the tender offer and consent solicitation.

       J.P. Morgan Securities, Inc. ("JP Morgan") is the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Robert Berk at JP Morgan can be reached at 800/245-8812 or 212/270-1100. Requests for assistance or additional sets of the materials may be directed to JP Morgan or D.F. King Co., Inc., the Information Agent for the tender offer and

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consent solicitation, at 800/735-3591 (toll-free).

       This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statements dated May 25, 2001.

       NERCO currently owns and operates 74 Bertucci's Brick Oven Pizzeria restaurants featuring freshly prepared, Italian-style entrees made from original recipes, including gourmet pizzas and specialty pasta dishes.

       The statements contained in this press release that are not historical facts are "forward-looking statements" as that term is defined under the federal securities laws. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by, among other things, general business and economic conditions, the impact of competition, the seasonality of the company's business, governmental regulations, and inflation.

CONTACT:  NE Restaurant Company, Inc.
          Kurt Schnaubelt   978/897-1435